Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated February 28, 2005 relating to the financial statements of Savannah Electric and Power Company (which report on the financial statements expresses an unqualified opinion and includes explanatory paragraphs referring to the Company's restatement of the 2003 and 2002 financial statements and the change in its method of accounting for asset retirement obligations), appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Experts" in such Prospectus.

/s/Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Atlanta, Georgia
January 11, 2006